                                                                  EXHIBIT 99.353


ASRP 4.3 SC'S OBLIGATION FOR REGULATION

                Each Scheduling Coordinator's Obligation for Regulation for each Settlement Period of the Day-Ahead Market and for each Hour-Ahead Market in each Zone shall be calculated based upon the ratio of Demand scheduled by each Scheduling Coordinator in each identified Zone for that Settlement Period to the total Scheduled Demand for that Settlement Period in that Zone.


ASRP 5.5.1 OBLIGATION FOR SPINNING AND NON-SPINNING RESERVE

                Except for the requirement for Non-Spinning Reserve referred to in paragraph ASRP 5.5.2, the Spinning and Non-Spinning Reserve allocation for each Settlement Period of the Day-Ahead Market and for each Hour-Ahead Market shall be determined for each Scheduling Coordinator equal to 5% of its pro rata share of the total system Demand (except the Demand covered by firm purchases from outside the ISO Control Area) scheduled to be met by total system Generation from hydroelectric resources plus 7% of its pro rata share of the total system Demand (except the Demand covered by firm purchases from outside the ISO Control Area) to be met by total system Generation from non-hydroelectric resources. This obligation will originally be determined without the consideration of Congestion, however the final allocation may be made by the ISO to each Scheduling Coordinator in such a manner as to minimize Congestion.


ASPR 6.1.2 REPLACEMENT RESERVE REQUIREMENTS

                The ISO shall have discretion to determine the quantity of Replacement Reserve it requires in each Zone. The ISO shall make its determination of the required quantity of Replacement Reserve based on:

                (a) analysis of the deviation between aggregate forecast Demands supplied by Scheduling Coordinators and that forecast by ISO;

                (b)     analysis of patterns of unplanned Generating Unit
                        Outages;

                (c) analysis of patterns of shortfalls between Final Day-Ahead Schedules and actual Generation and Demand;

                (d)     analysis of patterns of unexpected transmission Outages;

                (e) analysis of seasonal variations that may require additional Replacement Reserves; and

                (f) other factors influencing the ISO Controlled Grid's ability to meet Applicable Reliability Criteria.


ASRP 6.3 SCHEDULING COORDINATOR'S OBLIGATION FOR REPLACEMENT RESERVE

                Scheduling Coordinator's Obligation for Replacement Reserve for each Settlement Period of the Day-Ahead Market and for each Hour-Ahead Market in each zone shall be based upon the ratio of the Demand scheduled by each Scheduling Coordinator in each identified Zone for that Settlement Period to the total scheduled Demand for that Settlement Period in that Zone.